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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                Commission File Number 000-25077

                     Seacoast Financial Services Corporation
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             (Exact name of registrant as specified in its charter)


                                One Compass Place
                        New Bedford, Massachusetts 02740
                                 (508) 984-6000
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                   (Address, including zip code, and telephone
                   number, including area code of registrant's
                          principal executive offices)

                         Common Stock ($0.01 par value)
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            (Title of each class of securities covered by this Form)

                                      None
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                 (Titles of all other classes of securities for
                   which a duty to file reports under Section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]    Rule 12h-3(b)(1)(i)    [ ]
         Rule 12g-4(a)(1)(ii)    [ ]    Rule 12h-3(b)(1)(i)    [ ]
         Rule 12g-4(a)(2)(i)     [ ]    Rule 12h-3(b)(1)(i)    [ ]
         Rule 12g-4(a)(2)(ii)    [ ]    Rule 15d-6(a)(1)(i)    [ ]
         Rule 12h-3(b)(1)(i)     [ ]

         Approximate number of holders of record as of the certification of notice date: 0

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         Pursuant to the requirements of the Securities Exchange Act of 1934,
Seacoast Financial Services Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 27, 2004                    By:  /s/ Mark R. McCollom
                                             -----------------------------------
                                                Senior Vice President
                                                Sovereign Bancorp, Inc.
                                                (successor by merger to Seacoast
                                                Financial Services Corporation)